RCI Reports 4Q18 and FY18 Results and Files 10-K

HOUSTON – December 31, 2018 – RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today reported 4Q18 and FY18 results and the filing of its 10-K for the fiscal year ended September 30, 2018.

4Q18 vs. 4Q17

●	Loss of $0.27 per share compared to a loss of $0.23
●	Non-GAAP* profit of $0.41 per diluted share compared to $0.36
●	GAAP results included $5.5 million in other charges compared to $6.2 million in 4Q17, mostly non-cash in both periods
●	Free cash flow (FCF) totaled $2.7 million based on net cash provided by operating activities of $3.4 million, less maintenance capital expenditures of $0.7 million
●	Total revenues of $40.7 million compared to $39.2 million on 43 and 45 units, respectively

FY18 vs. FY17

●	Diluted EPS of $2.23 compared to $0.85
●	Non-GAAP Diluted EPS of $2.18 compared to $1.43
●	FCF totaled $23.2 million based on net cash provided by operating activities of $25.8 million, less maintenance capital expenditures of $2.5 million
●	Total revenues of $165.7 million compared to $144.9 million

FY19 Initial Outlook

●	FY19 is expected to benefit from, in addition to other factors, recent nightclub acquisitions in Chicago and Pittsburgh, the opening of additional Bombshells Restaurant & Bar locations in the Houston area, and the sale or lease of non-income producing properties.

Conference Call Today at 4:30 PM ET

●	A conference call to discuss 4Q18 results, outlook and related matters will be held today, December 31, 2018, at 4:30 PM ET
●	Live Participant Dial In: Toll Free at 877-407-9210 and International at 201-689-8049
●	To access the live webcast, slides or replay, visit: https://www.investornetwork.com/event/presentation/41443
●	Phone replay: Toll Free at 877-481-4010 and International at 919-882-2331 (Passcode: 41443)

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CEO Comment

“We performed well in Fiscal 2018,” said Eric Langan, President & CEO. “Revenues increased 14.4%, a combination of 4.6% in consolidated same-store sales and solid results from our club acquisitions and new Bombshells. The only challenge was a number of one-time factors that affected Bombshells growth in 4Q18, but we’re in the process of rebuilding and it’s headed in the right direction. FY18 free cash flow exceeded our original target of $23 million, and non-GAAP EPS diluted increased 52.4% to $2.18.

“During the fourth quarter, which is our seasonally weakest period, revenues increased 3.7%, a combination of 2.1% in consolidated same-store sales and contributions from acquisitions and new restaurants. FCF was $2.7 million, and non-GAAP EPS diluted of $0.41 increased 13.9% year over year.

“FY19 should benefit from the Chicago and Pittsburgh acquisitions, the opening of new Bombshells in the Houston area, the sale or lease of non-income producing properties, and other factors. Blush and VIP’s, both to be rebranded Rick’s Cabaret, have performed well since their November acquisitions, while the new Bombshells has also performed well since opening December 19th.

“For the first two months of 1Q19, Nightclubs total and comparable same store-sales increased year over year, while Bombshells total sales increased compared to the first two months of 4Q18. Bombshells will have challenging year over year same-store comparisons because of extra business generated in October 2017 when the Houston Astros were in the pro baseball championship. 1Q19 club and restaurant sales are scheduled to be announced January 10, 2019. We’ll hold a related conference call that day.

“Now that we’ve reported results, we’ll resume our capital allocation strategy as it applies to buybacks. That calls for repurchasing shares in the open market if the yield on our FCF run rate relative to our market cap approaches or exceeds double digits. With an FCF run rate of $26 million that would correspond to a share price of approximately $27. As of September 30, 2018, we had $3.1 million in remaining share repurchase authorization.”

Recent Developments

●	Philadelphia: In October 2018, subsidiaries sold the former Club Onyx gentlemen’s club business for $1.0 million ($375K cash and 10-year note at 9%), and entered into a 10-year triple net lease with the new club’s owners to rent the real estate.
●	Chicago: In November 2018, a subsidiary acquired VIP’s Gentlemen’s Club and associated real estate. With its ability to generate $2 million annually in adjusted EBITDA, the club was acquired for $2.0 million cash and $4.5 million in seller financing, and the associated real estate for $4.0 million cash.
●	Pittsburgh: In November 2018, a subsidiary acquired Blush Gentlemen’s Club & Sports Bar and associated real estate. With its ability to generate $3 million-plus annually in adjusted EBITDA, the club was acquired for $2.5 million cash and $7.5 million in seller financing, and the associated real estate for $5.0 million cash.
●	Houston: In December 2018, a subsidiary opened a Bombshells Restaurant & Bar on I-10 East, the chain’s 7th location. Three more Houston area units are under construction: US 249 in Tomball (north of the city) should open February 2019; Katy (west of the city) in April-May 2019; and US 59 (southwest Houston) in May-June 2019.
●	Debt Financing: In 4Q18, $3.1 million was borrowed from banks to acquire club real estate in Philadelphia and finance Bombshells land acquisition in the Houston area, and $5.0 million was borrowed from a bank and $2.8 million from third parties to finance part of the cash needed to complete the Pittsburgh and Chicago club and real estate acquisitions.

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4Q18 & FY18 REVIEW

All comparisons to year ago periods unless otherwise noted

Revenue Analysis

●	4Q18: Total revenues of $40.7 million increased 3.7%. Growth reflected 2.1% increase in consolidated same-store sales and contributions from new units, namely Bombshells Restaurant & Bar in Pearland (just south of Houston), which opened in April, and Kappa Men’s Club in Central Illinois, acquired in May. By revenue line, growth reflected increases of $629K (+4.2%) in service revenues, $472K (+9.3%) in food, and $434K (+16.3%) in other. The increase in other reflected the revitalization of the Drink Robust business and a strong Gentlemen’s Club Expo trade show in August.
●	FY18: Total revenues of $165.7 million increased 14.4%. Growth reflected 4.6% increase in consolidated same-store sales and contributions from new units, namely Scarlett’s Cabarets in St. Louis and Miami, which were acquired in 3Q17; Bombshells on Highway 290 in Houston, which opened in July 2017; and Bombshells in Pearland and Kappa Men’s Club as mentioned above. By revenue line, growth reflected increases of $8.7 million (+14.4%) in beverage, $6.0 million (+10.3%) in service, $4.2 million (+22.9%) in food, and $2.0 million (+25.1%) in other.

Operating Income

●	4Q18: Operating income increased 6.8% to $1.5 million (3.8% of revenues) from $1.4 million (3.7%). Expenses increased $1.4 million, but as a percent of revenues, declined 11 basis points to 96.2%. Most of the dollar increase was due to state sales tax settlements. Other charges, consisting primarily of year-end impairments and loss on sale of assets, decreased $707K. On a non-GAAP basis, operating income was $7.1 million (17.6%) compared to $7.7 million (19.7%). The difference was largely due to the fact that our non-GAAP methodology does not exclude sales tax settlements.
●	FY18: Operating income increased 22.7% to $28.4 million (17.1% of revenues) from $23.1 million (16.0%). Operating expenses increased $15.6 million, but as a percent of revenues, declined 116 basis points to 82.9%. Other charges increased $1.0 million due to lawsuit settlements. On a non-GAAP basis, operating income increased 20.6% to $37.0 million (22.3%) from $30.7 million (21.2%).

Nightclubs Segment

●	4Q18: Sales increased 3.9% to $34.1 million, with 37 units compared to 40. Same-store sales increased 6.1%. Operating income increased 36.7% to $6.6 million (19.4% of sales) from $4.8 million (14.7%) primarily due to lower club impairments as mentioned above. On a non-GAAP basis, operating income increased 8.5% to $10.8 million (31.6%) from $9.9 million (30.2%).
●	FY18: Sales increased 12.3% to $140.1 million. Same-store sales increased 5.8%. Operating income increased 26.5% to $44.5 million (31.7% of sales) from $35.1 million (28.2%) primarily due to lower club impairments as mentioned above. On a non-GAAP basis, operating income increased 19.1% to $49.1 million (35.1%) from $41.2 million (33.1%).

Bombshells Segment

●	4Q18: Sales were approximately level at $5.5 million, with 6 units compared to 5. Comparable same-store sales declined 21.3%, but that was offset by the addition of the Bombshells in Pearland. Operating income was a loss of $1.2 million (-21.8% of sales) compared to a profit of $0.953 million (17.2%). The operating loss reflected $1.4 million to write down fixed and other assets, partially offset by a small profit. On a non-GAAP basis, operating income was $183K (3.3%) compared to $933K (16.8%).

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●	FY18: Sales increased 28.0% to $24.1 million compared to $18.8 million. Comparable same-store sales declined 3.3%, which was more than offset by the addition of Bombshells in Pearland. Operating income declined 33.9% to $2.0 million (8.5% of sales) compared to $3.1 million (16.4%). On a non-GAAP basis, operating income was $3.6 million (15.1%) compared to $3.1 million (16.4%).

Other Metrics

●	Cash and cash equivalents of $17.7 million at September 30, 2018 increased 34.6% from $13.2 million at June 30, 2018 and 78.7% from $9.9 million at September 30, 2017. The year-end cash position included proceeds from debt later used to finance the two November club and related real estate acquisitions.
●	Occupancy costs (rent and interest expense as a percentage of total revenues) fell to 7.8% from 9.2%, 4Q18 vs. 4Q17, and to 7.7% from 8.3%, FY18 vs. FY17.
●	Adjusted EBITDA was $9.0 million in 4Q18 compared to $9.6 million in 4Q17 and increased 18.8% to $44.4 million in FY18 from $37.3 million in FY17.
●	Effective Tax Rate for FY18 was a benefit of 16.7%, which included the benefit of $8.8 million as a final calculation of the reduction of deferred tax liability as a consequence of the new Tax Cuts and Jobs Act. The FY18 ETR resulted in a 4Q18 income tax increase to adjust for the year. On a non-GAAP basis, FY18 ETR was an expense of 24.5%, which resulted in a 4Q18 income tax reduction to adjust for the year.
●	RCI’s FY19 FCF Target of $26 million is based on estimated net cash provided by operating activities of approximately $29 million, less projected maintenance capex of approximately $3 million.

*Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, management uses certain non-GAAP financial measures, within the meaning of the SEC Regulation G, to clarify and enhance understanding of past performance and prospects for the future. Generally, a non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flows that excludes or includes amounts that are included in or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. We monitor non-GAAP financial measures because it describes the operating performance of the company and helps management and investors gauge our ability to generate cash flow, excluding (or including) some items that management believes are not representative of the ongoing business operations of the company, but are included in (or excluded from) the most directly comparable measures calculated and presented in accordance with GAAP. Relative to each of the non-GAAP financial measures, we further set forth our rationale as follows:

●	Non-GAAP Operating Income and Non-GAAP Operating Margin. We calculate non-GAAP operating income and non-GAAP operating margin by excluding the following items from income from operations and operating margin: amortization of intangibles, gain on settlement of patron tax case, gains or losses on sale of assets, impairment of assets, stock-based compensation, settlement of lawsuits, and gain on insurance. We believe that excluding these items assists investors in evaluating period-over-period changes in our operating income and operating margin without the impact of items that are not a result of our day-to-day business and operations.
●	Non-GAAP Net Income and Non-GAAP Net Income per Diluted Share. We calculate non-GAAP net income and non-GAAP net income per diluted share by excluding or including certain items to net income attributable to RCIHH common shareholders and diluted earnings per share. Excluded items are: amortization of intangibles, gain on settlement of patron tax case, income tax expense (benefit), impairment charges, gains or losses on sale of assets, stock-based compensation, settlement of lawsuits, costs and charges related to debt refinancing, and gain on insurance. Included item is the non-GAAP provision for current and deferred income taxes, calculated as the tax effect at 24.5%, 37%, and 35% in 2018, 2017, and 2016, respectively, effective tax rate of the pre-tax non-GAAP income before taxes. We believe that excluding and including such items help management and investors better understand our operating activities.

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●	Adjusted EBITDA. We calculate adjusted EBITDA by excluding the following items from net income attributable to RCIHH common shareholders: depreciation expense, amortization of intangibles, impairment of assets, income tax expense (benefit), interest expense, interest income, gains or losses on sale of assets, settlement of lawsuits, gain on settlement of patron tax case, and gain on insurance. We believe that adjusting for such items helps management and investors better understand our operating activities. Adjusted EBITDA provides a core operational performance measurement that compares results without the need to adjust for federal, state and local taxes which have considerable variation between domestic jurisdictions. The results are, therefore, without consideration of financing alternatives of capital employed. We use adjusted EBITDA as one guideline to assess the unleveraged performance return on our investments. Adjusted EBITDA is also the target benchmark for our acquisitions of nightclubs.
●	Management also uses non-GAAP cash flow measures such as free cash flow. Free cash flow is derived from net cash provided by operating activities less maintenance capital expenditures. We use free cash flow as the baseline for the implementation of our capital allocation strategy.

Notes

●	Unit counts above are at period end.
●	All references to the “company,” “we,” “our,” and similar terms include RCI Hospitality Holdings, Inc. and its subsidiaries, unless the context indicates otherwise.
●	Planned opening dates are subject to change due to weather, which could affect construction schedules, and scheduling of final municipal inspections.

About RCI Hospitality Holdings, Inc. (Nasdaq: RICK)

With more than 40 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in gentlemen’s clubs and sports bars/restaurants. Clubs in New York City, Chicago, Dallas/Ft. Worth, Houston, Miami, Minneapolis, St. Louis, Charlotte, Pittsburgh, and other markets operate under brand names, such as Rick’s Cabaret, XTC, Club Onyx, Vivid Cabaret, Jaguars, Tootsie’s Cabaret, and Scarlett’s Cabaret. Sports bars/restaurants operate under the brand name Bombshells Restaurant & Bar. Please visit http://www.rcihospitality.com

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com

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RCI HOSPITALITY HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	September 30, 2018	September 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$17,726	$9,922
Accounts receivable, net	7,320	3,187
Inventories	2,353	2,149
Prepaid insurance	4,910	3,826
Other current assets	1,591	1,399
Assets held for sale	2,902	5,759
Total current assets	36,802	26,242
Property and equipment, net	172,403	148,410
Notes receivable	2,874	4,993
Goodwill	44,425	43,866
Intangibles, net	71,532	74,424
Other assets	2,530	1,949
Total assets	$330,566	$299,884

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$2,825	$2,147
Accrued liabilities	11,973	11,524
Current portion of long-term debt	19,047	17,440
Total current liabilities	33,845	31,111
Deferred tax liability	19,552	25,541
Long-term debt	121,580	106,912
Other long-term liabilities	1,423	1,095
Total liabilities	176,400	164,659

Commitments and contingencies

Stockholders’ equity
Preferred stock	-	-
Common stock	97	97
Additional paid-in capital	64,212	63,453
Retained earnings	89,740	69,195
Accumulated other comprehensive income	220	-
Total RCIHH stockholders’ equity	154,269	132,745
Noncontrolling interests	(103)	2,480
Total stockholders’ equity	154,166	135,225
Total liabilities and stockholders’ equity	$330,566	$299,884

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RCI HOSPITALITY HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	For the Three Months Ended September 30,				For the Twelve Months Ended September 30,
	2018		2017		2018		2017
	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue	Amount	% of Revenue
Revenues
Sales of alcoholic beverages	$16,285	40.0%	$16,354	41.7%	$69,120	41.7%	$60,439	41.7%
Sales of food and merchandise	5,527	13.6%	5,055	12.9%	22,433	13.5%	18,256	12.6%
Service revenues	15,766	38.8%	15,137	38.6%	64,104	38.7%	58,132	40.1%
Other	3,098	7.6%	2,664	6.8%	10,091	6.1%	8,069	5.6%
Total revenues	40,676	100.0%	39,210	100.0%	165,748	100.0%	144,896	100.0%
Operating expenses
Cost of goods sold
Alcoholic beverages sold	3,351	20.6%	3,511	21.5%	14,327	20.7%	13,114	21.7%
Food and merchandise sold	1,935	35.0%	2,042	40.4%	8,133	36.3%	7,398	40.5%
Service and other	276	1.5%	50	0.3%	449	0.6%	209	0.3%
Total cost of goods sold (exclusive of items shown below)	5,562	13.7%	5,603	14.3%	22,909	13.8%	20,721	14.3%
Salaries and wages	11,461	28.2%	10,758	27.4%	44,547	26.9%	40,029	27.6%
Selling, general and administrative	14,688	36.1%	13,206	33.7%	53,824	32.5%	46,775	32.3%
Depreciation and amortization	1,916	4.7%	1,984	5.1%	7,722	4.7%	6,920	4.8%
Other charges, net	5,516	13.6%	6,223	15.9%	8,350	5.0%	7,312	5.0%
Total operating expenses	39,143	96.2%	37,774	96.3%	137,352	82.9%	121,757	84.0%
Income from operations	1,533	3.8%	1,436	3.7%	28,396	17.1%	23,139	16.0%
Other income (expenses)
Interest expense	(2,461)	-6.1%	(2,632)	-6.7%	(9,954)	-6.0%	(8,764)	-6.0%
Interest income	47	0.1%	79	0.2%	234	0.1%	266	0.2%
Income before income taxes	(881)	-2.2%	(1,117)	-2.8%	18,676	11.3%	14,641	10.1%
Income tax expense (benefit)	1,781	4.4%	1,112	2.8%	(3,118)	-1.9%	6,359	4.4%
Net income	(2,662)	-6.5%	(2,229)	-5.7%	21,794	13.1%	8,282	5.7%
Net loss (income) attributable to noncontrolling interests	(10)	0.0%	(10)	0.0%	(81)	0.0%	(23)	0.0%
Net income (loss) attributable to RCIHH common shareholders	$(2,672)	-6.6%	$(2,239)	-5.7%	$21,713	13.1%	$8,259	5.7%

Earnings (loss) per share
Basic	$(0.27)		$(0.23)		$2.23		$0.85
Diluted	$(0.27)		$(0.23)		$2.23		$0.85
Weighted average shares outstanding
Basic	9,719		9,719		9,719		9,731
Diluted	9,719		9,719		9,719		9,743

Dividends per share	$0.03		$0.03		$0.12		$0.12

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RCI HOSPITALITY HOLDINGS, INC.

NON-GAAP FINANCIAL MEASURES

(in thousands, except per share and percentage data)

	For the Three Months		For the Twelve Months
	Ended September 30,		Ended September 30,
	2018	2017	2018	2017
Reconciliation of GAAP net income (loss) to Adjusted EBITDA
Net income (loss) attributable to RCIHH common shareholders	$(2,672)	$(2,239)	$21,713	$8,259
Income tax expense (benefit)	1,781	1,112	(3,118)	6,359
Interest expense, net	2,414	2,553	9,720	8,498
Settlement of lawsuits	395	14	1,669	317
Impairment of assets	3,186	6,228	4,736	7,639
Loss (gain) on sale of assets	1,935	(19)	1,965	(542)
Gain on insurance	-	-	(20)	-
Gain on settlement of patron tax	-	-	-	(102)
Depreciation and amortization	1,916	1,984	7,722	6,920
Adjusted EBITDA	$8,955	$9,633	$44,387	$37,348

Reconciliation of GAAP net income (loss) to non-GAAP net income
Net income (loss) attributable to RCIHH common shareholders	$(2,672)	$(2,239)	$21,713	$8,259
Amortization of intangibles	93	67	254	217
Income tax expense (benefit)	1,781	1,112	(3,118)	6,359
Settlement of lawsuits	395	14	1,669	317
Impairment of assets	3,186	6,228	4,736	7,639
Loss (gain) on sale of assets	1,935	(19)	1,965	(542)
Gain on insurance	-	-	(20)	-
Gain on settlement of patron tax	-	-	-	(102)
Costs and charges related to debt refinancing	-	-	827	-
Effect of change in effective tax rate and uncertain tax position in the fourth quarter	-	962	-	-
Non-GAAP income tax benefit (expense)	(689)	(2,589)	(6,866)	(8,194)
Non-GAAP net income	$4,029	$3,536	$21,160	$13,953

Reconciliation of GAAP diluted earnings (loss) per share to non-GAAP diluted earnings per share
Fully diluted shares	9,719	9,719	9,719	9,743
GAAP diluted earnings (loss) per share	$(0.27)	$(0.23)	$2.23	$0.85
Amortization of intangibles	0.01	0.01	0.03	0.02
Income tax expense (benefit)	0.18	0.11	(0.32)	0.65
Settlement of lawsuits	0.04	0.00	0.17	0.03
Impairment of assets	0.33	0.64	0.49	0.78
Loss (gain) on sale of assets	0.20	(0.00)	0.20	(0.06)
Gain on insurance	-	-	(0.00)	-
Gain on settlement of patron tax	-	-	-	(0.01)
Costs and charges related to debt refinancing	-	-	0.09	-
Effect of change in effective tax rate and uncertain tax position in the fourth quarter	-	0.10	-	-
Non-GAAP income tax benefit (expense)	(0.07)	(0.27)	(0.71)	(0.83)
Non-GAAP diluted earnings per share	$0.41	$0.36	$2.18	$1.43

Reconciliation of GAAP operating income to non-GAAP operating income
Income from operations	$1,533	$1,436	$28,396	$23,139
Amortization of intangibles	93	67	254	217
Settlement of lawsuits	395	14	1,669	317
Impairment of assets	3,186	6,228	4,736	7,639
Loss (gain) on sale of assets	1,935	(19)	1,965	(542)
Gain on insurance	-	-	(20)	-
Gain on settlement of patron tax	-	-	-	(102)
Non-GAAP operating income	$7,142	$7,726	$37,000	$30,668

Reconciliation of GAAP operating margin to non-GAAP operating margin
GAAP operating margin	3.8%	3.7%	17.1%	16.0%
Amortization of intangibles	0.2%	0.2%	0.2%	0.1%
Settlement of lawsuits	1.0%	0.0%	1.0%	0.2%
Impairment of assets	7.8%	15.9%	2.9%	5.3%
Loss (gain) on sale of assets	4.8%	0.0%	1.2%	-0.4%
Gain on insurance	0.0%	0.0%	0.0%	0.0%
Gain on settlement of patron tax	0.0%	0.0%	0.0%	-0.1%
Non-GAAP operating margin	17.6%	19.7%	22.3%	21.2%

Reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow
Net cash provided by operating activities	$3,358	$3,197	$25,769	$21,094
Less: Maintenance capital expenditures	680	508	2,527	1,813
Free cash flow	$2,678	$2,689	$23,242	$19,281

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RCI HOSPITALITY HOLDINGS, INC.

SEGMENT INFORMATION

(in thousands)

	For the Three Months		For the Twelve Months
	Ended September 30,		Ended September 30,
	2018	2017	2018	2017
Revenues
Nightclubs	$34,146	$32,863	$140,060	$124,687
Bombshells	5,544	5,549	24,094	18,830
Other	986	798	1,594	1,379
	$40,676	$39,210	$165,748	$144,896

Income (loss) from operations
Nightclubs	$6,623	$4,845	$44,458	$35,138
Bombshells	(1,207)	953	2,040	3,084
Other	295	171	(252)	(522)
General corporate	(4,178)	(4,533)	(17,850)	(14,561)
	$1,533	$1,436	$28,396	$23,139

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RCI HOSPITALITY HOLDINGS, INC.

NON-GAAP SEGMENT INFORMATION

($ in thousands)

	For the Three Months Ended September 30, 2018					For the Three Months Ended September 30, 2017
	Nightclubs	Bombshells	Other	Corporate	Total	Nightclubs	Bombshells	Other	Corporate	Total
Income from operations (loss)	$6,623	$(1,207)	$295	$(4,178)	$1,533	$4,845	$953	$171	$(4,533)	$1,436
Amortization of intangibles	-	-	-	93	93	-	-	-	67	67
Settlement of lawsuits	366	-	-	29	395	14	-	-	-	14
Impairment of assets	3,613	1,123	-	-	4,736	5,072	-	-	1,156	6,228
Loss (gain) on sale of assets	188	267	(63)	(7)	385	10	(20)	(1)	(8)	(19)
Gain on insurance	-	-	-	-	-	-	-	-	-	-
Gain on settlement of patron tax	-	-	-	-	-	-	-	-	-	-
Non-GAAP operating income (loss)	$10,790	$183	$232	$(4,063)	$7,142	$9,941	$933	$170	$(3,318)	$7,726

GAAP operating margin	19.4%	-21.8%	29.9%	-10.3%	3.8%	14.7%	17.2%	21.4%	-11.6%	3.7%
Non-GAAP operating margin	31.6%	3.3%	23.5%	-10.0%	17.6%	30.2%	16.8%	21.3%	-8.5%	19.7%

	For the Twelve Months Ended September 30, 2018					For the Twelve Months Ended September 30, 2017
	Nightclubs	Bombshells	Other	Corporate	Total	Nightclubs	Bombshells	Other	Corporate	Total
Income from operations (loss)	$44,458	$2,040	$(252)	$(17,850)	$28,396	$35,138	$3,084	$(522)	$(14,561)	$23,139
Amortization of intangibles	-	-	-	254	254	-	-	-	217	217
Settlement of lawsuits	1,440	200	-	29	1,669	317	-	-	-	317
Impairment of assets	3,613	1,123	-	-	4,736	6,483	-	-	1,156	7,639
Loss (gain) on sale of assets	(400)	267	-	2,098	1,965	(594)	-	88	(36)	(542)
Gain on insurance	-	-	-	(20)	(20)	-	-	-	-	-
Gain on settlement of patron tax	-	-	-	-	-	(102)	-	-	-	(102)
Non-GAAP operating income (loss)	$49,111	$3,630	$(252)	$(15,489)	$37,000	$41,242	$3,084	$(434)	$(13,224)	$30,668

GAAP operating margin	31.7%	8.5%	-15.8%	-10.8%	17.1%	28.2%	16.4%	-37.9%	-10.0%	16.0%
Non-GAAP operating margin	35.1%	15.1%	-15.8%	-9.3%	22.3%	33.1%	16.4%	-31.5%	-9.1%	21.2%

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